UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Chesapeake Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 23, 2007

To the Stockholders of

Chesapeake Corporation:

We are pleased to invite you to attend the annual meeting of stockholders of Chesapeake Corporation to be held at the SunTrust Bank Piedmont Room, 4th Floor, 919 East Main Street, Richmond, Virginia, on Wednesday, April 25, 2007 at 9:30 A.M., for the following purposes:

(1)	to elect four directors to serve until the 2010 annual meeting of stockholders;

(2)	to ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for fiscal 2007;

(3)	to take action on one stockholder proposal; and

(4)	to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on February 23, 2007 are entitled to notice of, to vote at and to participate in the meeting.

You are requested to mark, date, sign and return the enclosed form of proxy in the enclosed envelope whether or not you expect to attend the meeting in person. You may also vote by telephone. Instructions for this convenient voting method are set forth on the enclosed proxy card.

By order of the Board of Directors:

J. P. Causey Jr.
Secretary

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Solicitation of the enclosed proxy is made by and on behalf of Chesapeake Corporation for use at the annual meeting of stockholders to be held at the SunTrust Bank Piedmont Room, 4th Floor, 919 East Main Street, Richmond, Virginia, on Wednesday, April 25, 2007 and at any adjournments of such meeting. An annual report, including financial statements for the fiscal year ended December 31, 2006 (“fiscal 2006”), is enclosed with this proxy statement.

The expense of this solicitation will be paid by the Corporation. Officers, directors and employees of the Corporation may make solicitations of proxies by telephone, Internet or personal calls. The firm of D.F. King & Co., Inc. has been retained to assist in the solicitation of proxies at a fee estimated not to exceed $7,500 plus direct out-of-pocket expenses. Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and the Corporation will reimburse them for their charges and expenses.

The Corporation’s charter authorizes the issuance of up to 60,000,000 shares of Common Stock ($1 par value) (“Common Stock”) and 500,000 shares of Preferred Stock ($100 par value). Only stockholders of record at the close of business on February 23, 2007 are entitled to notice of, to vote at and to participate in the meeting. On the record date, the stock issued and outstanding consisted of 20,367,906 shares of Common Stock. Holders of Common Stock will vote as a single class at the annual meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting or any adjournments.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for all matters considered at the meeting. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

This proxy statement and the enclosed form of proxy were first mailed to stockholders on March 23, 2007.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Directors are elected by a plurality of the votes cast by holders of Common Stock at a meeting at which a quorum is present. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

The Corporation’s Board of Directors is divided into three classes. At the annual meeting, four directors are expected to be elected to Class III to hold office for a term of three years and until their respective successors are duly elected and qualified.

Information Concerning Nominees

Class III (to serve until the 2010 annual meeting of stockholders)

Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since
Jeremy S. G. Fowden, 50 Chief Executive Officer, Trader Media Group Ltd., a subsidiary of Guardian Media Group, plc, a diverse media group (since 2005); former Executive Board Member (2001-2004) and Zone President Europe (2003-2004), InBev (formerly Interbrew, S.A.), a manufacturer, producer and brand owner of beers and lagers.	2004

Andrew J. Kohut, 48 President & Chief Executive Officer of the Corporation (since 2005); former President of the Corporation (2005); former Executive Vice President & Chief Financial Officer of the Corporation (2001-2005).	2005

Henri D. Petit, 58 Chairman (since 2005) and Chief Executive and Director (since 2004), Bacou-Dalloz Group, a designer, manufacturer and seller of personal protective equipment; former Senior Vice President (2003-2004) and Vice President (1992-2003), Eastman Kodak Company, an imaging goods and services company.	2003

Frank S. Royal, 67 Physician; Director of CSX Corporation, Dominion Resources, Inc., Smithfield Foods, Inc. and SunTrust Banks, Inc.	1990

Unless authority to do so is withheld, shares represented by properly executed proxies in the enclosed form will be voted for the election of the four persons named above. Messrs. Fowden, Kohut and Petit and Dr. Royal are currently directors and have served continuously since the year each joined the Corporation’s Board. If any of the nominees should become unavailable, the Board of Directors may designate substitute nominees, for whom the proxies will be voted. In the alternative, the Board may reduce the size of the Class to the number of remaining nominees, for whom the proxies will be voted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1 TO ELECT MESSRS. FOWDEN, KOHUT AND PETIT AND DR. ROYAL TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2010 ANNUAL MEETING.

Directors Continuing in Office

There are seven directors whose present term of office will continue until 2008 or 2009, as indicated below, and until their respective successors are duly elected and qualified. Each has served continuously since the year he joined the Corporation’s Board.

Class II (to serve until the 2009 annual meeting of stockholders)

Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since
Brian J. Buchan, 54 Chairman and Director, Richmond Ice Cream Ltd., an ice cream manufacturer (since 2006); former Chief Executive Officer, SSL International plc, a consumer healthcare products business (2001-2004); Director of Oxsrad Ltd., RHM plc and Trixter plc.	2005

Rafaël C. Decaluwé, 59 Senior Consultant, RDConsult bvba, a business consulting firm (since 2002); former Chief Executive Officer, N.V. Bekaert S.A., a manufacturer of steelwire, steelwire products and advanced materials (1994-2002); Chairman and Director of Jensen Group, N.V.	2003

Joseph P. Viviano, 68 Retired (since 2000); former Vice Chairman (1999-2000) and Director, Hershey Foods Corporation, a manufacturer of confectionary products; Director of Harsco Corporation, Reynolds American Inc. and RPM International, Inc.	1988

Harry H. Warner, 71 Retired (since 2005); former President, George C. Marshall Foundation, a charitable organization (2002-2005); former Director, Allied Defense Group (1998-2007); former Financial Consultant (1990-2002).	1978

Class I (to serve until the 2008 annual meeting of stockholders)

Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since
Sir David Fell, 64 Chairman of the Board of the Corporation (since 2005); Director, National Australia Group Europe Ltd., a banking and financial services company (since 1998); Director, Clydesdale Bank plc, a banking and financial services company (since 2004); former Chairman and Director, Northern Bank Limited, a banking and financial services company (1998-2005).	2000

John W. Rosenblum, 63 Management Consultant (since 2001) and Dean Emeritus, Darden Graduate School of Business Administration, University of Virginia; Director of Grantham, Mayo, Van Otterloo & Co. LLC.	1984

Beverly L. Thelander, 51 Management Consultant (since 2004); former Senior Vice President, Strategic Planning & Operations, AECOM Technology Corporation, an engineering and architectural professional services firm (2002-2004); former Executive Vice President, Operations, Universal Studios Television Distribution, a division of Universal Studios Group, an entertainment company (2001-2002).	2005

CORPORATE GOVERNANCE

The Corporation is managed under the direction of the Board of Directors, which has adopted the Corporate Governance Concepts and Policies to set forth certain governance practices. The Corporate Governance Concepts and Policies, including the charters for the Executive, Audit, Executive Compensation, and Corporate Governance and Nominating Committees, the Code of Ethics for the Corporation’s Chief Executive Officer (the “CEO”) and Senior Financial Officers, and the Corporation’s Business Ethics Program applicable to all employees and directors, are available on the Corporation’s Internet website at http://www.cskcorp.com. The Corporation will also provide printed copies of these materials to any stockholder, upon request to Chesapeake Corporation, P. O. Box 2350, Richmond, Virginia 23218-2350, Attention: Corporate Secretary.

During fiscal 2006, there were five meetings of the Board.

The Board has standing Executive, Audit, Executive Compensation, and Corporate Governance and Nominating Committees. Members of the Executive Committee are Sir David Fell (Chairman) and Messrs. Decaluwé, Rosenblum and Warner. During fiscal 2006, there were no meetings of the Executive Committee. The Executive Committee reviews various matters and submits proposals or recommendations to the Board of Directors. The Executive Committee is empowered to and does act for the Board of Directors on certain matters.

Members of the Audit Committee are Messrs. Decaluwé (Chairman) and Buchan, Ms. Thelander and Dr. Royal. During fiscal 2006, there were five meetings of the Audit Committee. The functions of the Audit Committee are described under “Audit Committee Report” below. The Corporation’s Corporate Governance Concepts and Policies provide that if a director serves on the audit committees of three or more public companies, the director shall not be elected to our Audit Committee without an express determination by our Board of Directors that his or her simultaneous service on four or more audit committees of public companies will not impair the ability of the director to effectively serve on our Audit Committee. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board of Directors has determined that each of the Audit Committee members is “independent,” as defined under the independence standards for audit committee members set forth in the rules promulgated under the Securities Exchange Act of 1934, the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies. The Board of Directors has also determined that Mr. Decaluwé and Ms. Thelander are audit committee financial experts, as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Sarbanes-Oxley Act of 2002.

Members of the Executive Compensation Committee (the “Compensation Committee”) are Messrs. Rosenblum (Chairman), Fowden and Warner and Ms. Thelander. During fiscal 2006, there were three meetings of the Compensation Committee. The functions of the Compensation Committee are described under “Compensation Discussion and Analysis” below. The Board of Directors has determined that each of the Compensation Committee members is “independent,” as defined under the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies.

Members of the Corporate Governance and Nominating Committee are Messrs. Warner (Chairman), Petit, Rosenblum and Viviano. During fiscal 2006, there were two meetings of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s responsibilities are described in its charter and include reviewing, at least annually, the attendance and performance of the individual directors, reviewing the compensation of the Corporation’s non-employee directors and making recommendations to the Board of Directors as to such compensation, recommending to the Board of Directors nominees who meet criteria approved by the Board of Directors for nomination or election as directors and developing and overseeing corporate governance principles for the Corporation. The Board of Directors has determined that each of the Corporate Governance and Nominating Committee members is “independent” as defined under the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies.

Stockholders entitled to vote for the election of directors may recommend candidates for consideration by the Corporate Governance and Nominating Committee as nominees for election as directors of the Corporation. Notice of recommendations for nominees made by stockholders with respect to the 2008 annual meeting must be received in writing by the Secretary of the Corporation no earlier than January 8, 2008, and no later than February 1,

2008, and must set forth (a) the name, age, business address and, if known, residence address of each such person, (b) the principal occupation or employment of each such person and (c) the number of shares of capital stock of the Corporation beneficially owned by each such person. The Corporate Governance and Nominating Committee evaluates all director candidates, including those director candidates recommended by stockholders, in accordance with the director qualification standards described in the Committee’s charter, as amended from time to time, and considers the skills and characteristics of individual Board members and candidates as well as the composition of the Board as a whole. In addition, the Committee considers a candidate’s past experience relevant to significant issues facing the Corporation in areas such as finance, marketing, technology and international matters. The Committee requires that every candidate have the ability to evaluate the Corporation’s financial and operating reports and analyze the Corporation’s financial position. Additional information about director candidate qualifications is contained in the Corporate Governance and Nominating Committee Charter.

The Corporation has a Committee of Independent Directors, which consists of all directors who the Board has determined are “independent,” as defined under the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies. All members of the Committee of Independent Directors are non-management directors as defined in the listing standards of the New York Stock Exchange. All directors except Mr. Kohut are members of the Committee of Independent Directors. During fiscal 2006, the Committee of Independent Directors met in executive sessions consisting solely of the independent directors in conjunction with, but separately from, each of the five Board of Directors meetings. The Committee of Independent Directors reviews the senior organizational structure of the Corporation; recommends a successor for the CEO, when appropriate; evaluates the performance of the CEO; and approves the compensation of the CEO. In accordance with the Corporation’s Corporate Governance Concepts and Policies, the Committee of Independent Directors annually elects from its members a Chairman, who presides at meetings of the Committee of Independent Directors. The Chairman of the Committee of Independent Directors is Sir David Fell who presided at all meetings of the Committee of Independent Directors during fiscal 2006 except for one meeting he was unable to attend due to illness, at which meeting Mr. Warner presided. Stockholders and other interested persons may contact the Chairman of the Committee of Independent Directors in writing, postage prepaid, in care of Corporate Secretary, Chesapeake Corporation, P. O. Box 2350, Richmond, Virginia, 23218-2350, or by e-mail to directorsmail@cskcorp.com. All such communications will be promptly delivered by the Corporate Secretary to the Chairman of the Committee of Independent Directors.

In connection with its approval of this proxy statement on February 28, 2007, the Board of Directors reviewed the relationships of the directors with the Corporation and determined that, with the exception of Mr. Kohut, none of the directors have relationships with the Corporation and no other circumstances exist that, in the opinion of the Board of Directors, will interfere with the exercise of their independent judgment in carrying out the responsibilities of a director of the Corporation. Therefore, the Board of Directors determined that all such directors are “independent” as defined under the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies. Under the Corporation’s Corporate Governance Concepts and Policies, a director or nominee will be considered “independent” if the director or nominee (a) has no relationship that, applying the rules of the New York Stock Exchange, would preclude a finding that he or she is “independent,” (b) has no material relationship, directly or as a partner, shareholder or officer of an organization, with the Corporation or any executive officer of the Corporation or any of their respective affiliates and (c) has no other relationship, whether or not required to be disclosed by securities laws, that would, in the judgment of the Board of Directors, make him or her not “independent.”

During fiscal 2006, all incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees to which they were assigned. The Corporation’s policy is that all directors attend the annual meeting of stockholders. All directors attended the 2006 annual meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of February 2, 2007 (unless otherwise indicated), the direct and indirect beneficial ownership of Common Stock by: each director; each nominee for director; each officer named in the Summary Compensation Table (the “Named Officers”); all directors, nominees for director and Named Officers as a group; and all persons beneficially owning more than 5% of the outstanding Common Stock.

Name	Sole Voting and Investment Power(1)	Other(2)	Total	Aggregate Percentage Owned(3)
Brian J. Buchan	2,437	0	2,437
J. P. Causey Jr.	108,888	43,846	152,734
Rafaël C. Decaluwé	4,615	0	4,615
Sir David Fell	11,375	1,130	12,505
Jeremy S. G. Fowden	3,775	0	3,775
Andrew J. Kohut	107,616	111,263	218,879	1.1%
Joel K. Mostrom	47,650	43,400	91,050
Henri D. Petit	3,775	0	3,775
John W. Rosenblum	21,850	0	21,850
Frank S. Royal	19,350	0	19,350
Neil Rylance	24,888	63,700	88,588
Beverly L. Thelander	11,250	0	11,250
Joseph P. Viviano	26,837	0	26,837
Harry H. Warner	31,550	0	31,550
All Directors, Nominees for Director and Named Officers as a Group (14 persons)	425,856	263,339	689,195	3.4
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	348,000	1,377,460	1,725,460	8.7
Dimensional Fund Advisors LP(5) 1299 Ocean Avenue Santa Monica, CA 90401	1,683,282	0	1,683,282	8.5
Wells Fargo & Company(6) 420 Montgomery Street San Francisco, CA 94104
Wells Capital Management Incorporated 525 Market Street San Francisco, CA 94105	1,992,978	67,555	2,060,533	10.4
Barclays Global Investors, NA(7)
Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105
Barclays Global Investors, Ltd. Murray House 1 Royal Mint Court London, EC3N 4HH	1,134,621	125,467	1,260,088	6.4
Royce & Associates, LLC(8) 1414 Avenue of the Americas New York, NY 10019	1,065,200	0	1,065,200	5.4

Notes:

(1)

Includes shares held in fiduciary capacities and (a) an aggregate 184,000 shares that may be acquired by the Named Officers within 60 days under the Corporation’s 1997 Incentive Plan, the 1993 Incentive Plan and the 2005 Incentive Plan and (b) an aggregate 89,600 shares that may be acquired by certain non-employee directors within 60 days under the 1992 Non-Employee Director Stock Option Plan and the 1996 Plan.

(2)

Includes (a) restricted shares and (b) shares, if any: (i) owned by certain relatives; (ii) held in various fiduciary capacities; (iii) held by certain corporations; and (iv) held by the Chesapeake Corporation Retirement & 401(k) Savings Plan. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership. Certain shares may be deemed to be beneficially owned by more than one person or group listed and, accordingly, must be reported as being beneficially owned by each.

(3)	Except as indicated, each person or group beneficially owns less than 1% of the outstanding Common Stock.

(4)

As reported in a Schedule 13G, dated December 31, 2006, these securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)

As reported in a Schedule 13G, dated December 31, 2006, Dimensional Fund Advisors LP (“Dimensional”), an investment adviser registered under the Investment Advisers Act of 1940, beneficially owns 1,683,282 shares of Common Stock as a result of acting as investment adviser to various investment companies. Dimensional has informed the Corporation that it expressly disclaims beneficial ownership of all such shares. Dimensional reported that it exercises sole voting and investment power with respect to all such shares.

(6)

As reported in a Schedule 13G, dated January 31, 2007, Wells Fargo & Company (“Wells Fargo”), a parent holding company, and one or more of its direct or indirect subsidiaries in various fiduciary capacities (including Wells Capital Management Incorporated (“Wells Capital”), an investment adviser registered under the Investment Advisers Act of 1940, which beneficially owns 1,995,057 shares of Common Stock, representing 10.06% of the outstanding shares of Common Stock), beneficially owns 2,060,533 shares of Common Stock. Wells Fargo reported that it exercises sole voting and investment power with respect to 1,992,978 of such shares.

(7)

As reported in a Schedule 13G, dated December 31, 2006, Barclays Global Investors, NA (“Barclays Global Investors”), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, Barclays Global Fund Advisors (“Barclays Global Fund”), an investment adviser registered under the Investment Advisers Act of 1940, and Barclays Global Investors, Ltd. (“Barclays Ltd.”), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, collectively beneficially own 1,260,088 shares in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors reported that it exercises sole voting and investment power with respect to 498,212 of such shares, Barclays Global Fund reported that it exercises sole voting and investment power with respect to 623,724 of such shares and Barclays Ltd. reported that it exercises sole voting and investment power with respect to 12,685 of such shares.

(8)

As reported in a Schedule 13G, dated December 31, 2006, Royce & Associates, LLC (“Royce”), an investment adviser registered under the Investment Advisers Act of 1940, beneficially owns 1,065,200 shares of Common Stock as a result of acting as investment adviser to various clients. Royce reported that it exercises sole voting and investment power with respect to all such shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Process for Setting Executive Compensation

The Corporation’s executive compensation program is administered by the Compensation Committee whose members are John W. Rosenblum (Chairman), Jeremy S. G. Fowden, Beverly L. Thelander and Harry H. Warner. The Compensation Committee recommends to the Committee of Independent Directors for approval the compensation of the chief executive officer (the “CEO”), approves the compensation for the Corporation’s other executive officers and administers the Corporation’s 2005 Incentive Plan for the Corporation’s executive officers, including the Named Officers. The Compensation Committee utilizes independent compensation consultants for advice, information, research and projections on matters such as the identification of appropriate peer groups for comparison to the Corporation’s executive compensation program, the effects of the Corporation’s organizational structure on executive compensation, industry norms and competitive practices. In addition, consultants may evaluate information provided on these and related subjects to the Compensation Committee by management or by consultants engaged by management. The Compensation Committee provides instruction to the consultants regarding the scope of work to be performed, but does not direct how the consultants are to perform the work. The

CEO regularly consults with and advises the Compensation Committee and the Board on the Corporation’s strategies, performance, operations and results, both during Compensation Committee and Board meetings and informally throughout the year. With respect to the executive compensation program, the CEO makes specific recommendations to the Compensation Committee regarding the design and elements of the program, and regarding allocations, awards, payments and other actions affecting individual executives. Other members of management assist the CEO by providing analysis, research and recommendations regarding the program, including Chesapeake’s current and past practices, industry norms and competitive practices, legal and regulatory requirements, financial projections and the expected impact of the executive compensation program on Chesapeake’s strategies, operations and results.

Overview of Compensation Philosophy

The Corporation’s executive compensation program is designed to attract, develop and retain executives and motivate them to attain the Corporation’s business goals. The Corporation’s executive compensation is designed to be externally competitive and internally equitable to reflect differences in job responsibility and individual contribution to the Corporation’s success. Base salaries are targeted at the mid-range of salaries offered to officers in comparable positions in the packaging industry, local competing industries and industry in general. Incentive programs provide executives the opportunity to earn total compensation that exceeds the targeted mid-range in return for superior Corporation, individual business unit and individual executive performance. The Corporation’s compensation program also encourages executive ownership of the Corporation’s Common Stock. The Corporation believes that stock ownership by employees, especially executives, creates an alignment of interests among employees and other stockholders. Stock ownership by executives is encouraged through stock ownership guidelines, which are described later in this discussion, and by providing a portion of total compensation in shares of Common Stock. The Corporation also provides executives with a comprehensive benefits program, including health, retirement, savings and paid leave programs, to complete a total compensation program that enables the Corporation to compete successfully in the employment marketplace for executives with the abilities to achieve the Corporation’s goals.

In the event of a restatement of or adjustment to the Corporation’s earnings, the Compensation Committee may consider the effect of the restatement or adjustment on compensation paid or to be paid to executives, including whether repayment of compensation to the Corporation, to the extent permitted by applicable law, may be required. Among the factors to be considered by the Compensation Committee will be the materiality of the restatement or adjustment and the role of executives, or any specific executive, in the restatement or adjustment or events leading to the restatement or adjustment.

The individual elements of the Corporation’s executive compensation program are (a) base salaries, which provide a consistent level of income reflecting the market value of a job, taking into account its level of responsibility, and compensate the executives for services rendered during the fiscal year, (b) annual incentive opportunities, which focus on short-term objectives, including annual financial goals for the Corporation and individual performance goals for each executive, (c) stock options, stock awards and long-term incentive opportunities, which focus on long-term objectives, promote stock ownership and serve to align the interests of executives with those of other stockholders and (d) benefit programs that meet the competitive employment practices and norms for industry and the local marketplace. In designing and administering the individual elements of the Corporation’s executive compensation program, the Corporation regularly reviews the total of base salaries, annual incentives, long-term incentive compensation and benefit programs and balances short- and long-term incentive objectives with an appropriate amount of compensation that is at risk. Depending on the level of the executive, approximately one-half to two-thirds of executive compensation is at risk. In the case of the Corporation’s CEO, approximately two-thirds of expected total compensation will consist of short- and long-term incentive opportunities, with long-term elements being the more significant.

In designing and administering the Corporation’s executive compensation program, the Compensation Committee considers the accounting effects of the various elements on the Corporation and the tax effects on the Corporation and the executives. All other factors being equal, the Compensation Committee favors a compensation program with elements that are more favorable to the Corporation and to executives in terms of accounting and tax impact as compared to elements that are less favorable. However, accounting and tax considerations are not the primary determining factors in designing, implementing or modifying the executive compensation program. Other factors, as described above and including external competitiveness, internal equity and support of the Corporation’s strategies and operational goals, are primary and can override accounting and tax considerations. The Corporation’s policy on the tax deductibility of compensation for the executive officers is to maximize the deductibility, to the extent possible, while preserving the Corporation’s flexibility to maintain a competitive compensation program. The Corporation expects all executive compensation paid or awarded during fiscal 2006 to be fully deductible by the Corporation.

Elements of Executive Compensation

Base Salaries. The purpose of base salaries is to provide a consistent level of income during the year that approximates the market rate for a given job in the packaging industry, local competing companies and industry in general, taking into account factors such as the jobholder’s length of service, professional experience, level of responsibility compared to other employees and job performance. By providing base salaries in this manner, the Compensation Committee expects to encourage retention and length of service and a focus on duties and goals with the knowledge that base salaries are internally and externally appropriate and competitive.

For fiscal 2006, the Compensation Committee’s recommendations for the CEO and approval for the other Named Officers were primarily based on peer group data on base salaries, annual incentive targets and actual payments, and long-term incentive targets and actual payments as provided in a compensation study prepared by management. Management prepared a compensation study using data from the executive compensation consulting firms Towers Perrin, Hay, Mercer Human Resource Consulting and Watson Wyatt Worldwide for firms within the Corporation’s industry, taking into account differences in size and revenues, and subjectively compared the roles and responsibilities of Chesapeake’s executives to those of executives with similar duties in other companies to the extent that the roles and responsibilities were not directly comparable. The analysis also included a review of pay practices of companies in the 23-company Dow Jones Containers and Packaging Index, as well as a 16-company subset of this index. This subset consisted of: AEP Industries Inc., AptarGroup, Inc., Bemis Company, Inc., Caraustar Industries, Inc., Cenveo, Inc., Crown Holdings, Inc., Graphic Packaging Corporation, MeadWestvaco Corporation, Myers Industries, Inc., Pactiv Corporation, Paxar Corporation, Polymer Group, Inc., Rock-Tenn Company, Sealed Air Corporation, Sonoco Products Company and Temple-Inland Inc.

In determining the base salaries of the Named Officers for 2006, the Compensation Committee first established a salary range for each position, then considered the individual officer’s responsibilities, duties and performance, and the position of each individual’s salary within the respective salary range. In determining Mr. Kohut’s base salary for 2006, the Compensation Committee recommended, and the Committee of Independent Directors approved, a salary of $540,000, effective November 10, 2005, to coincide with Mr. Kohut’s promotion to President & CEO, and that base salary remained in effect throughout fiscal 2006. In making its recommendation regarding Mr. Kohut’s compensation as President & CEO, the Compensation Committee considered the analysis of Towers Perrin with respect to compensation for comparable positions taking into consideration the Corporation’s organizational structure and the fact that Mr. Kohut was a newly elected CEO. The base salaries of the other Named Officers for fiscal 2006 were effective at the start of fiscal 2006 and remained in effect throughout fiscal 2006. In evaluating the executive officers’ future salaries, it is anticipated that the Compensation Committee will evaluate the salaries based on each officer’s tenure in position, the Compensation Committee’s evaluation of the CEO’s recommendation as to the officer’s performance and the Corporation’s financial performance. In evaluating the Corporation’s financial performance, several measures related to stockholder value improvement are expected to be reviewed, including earnings, cash flow and stock price performance.

Annual Incentive Program. The purpose of the annual incentive program is to reward the achievement of, and provide an incentive to exceed, specific short-term goals established by the Compensation Committee. At the beginning of fiscal 2006, the Compensation Committee established award guidelines based on two components: the Corporation’s financial performance (75% of the total) and each Named Officer’s individual performance (25% of the total). Financial performance was based 70% on earnings per share (EPS), with a target of $0.62, and 30% on annualized cost savings achieved under a global cost savings program announced by the Corporation in November 2005, with a target of $13.0 million annualized savings in fiscal 2006. The Compensation Committee concluded that for fiscal 2006 the global cost savings program was a high priority for the Corporation strategically and for improving stockholder value. In order to achieve these goals, the Compensation Committee considered it critical to provide an incentive to executives and senior managers to have a strong start on the global cost savings program.

The Compensation Committee (or, in the case of the CEO, the Committee of Independent Directors) set each executive officer’s target award at either 50% or 60% of base salary, with the CEO having a 60% target. These target award percentages are consistent with prior practice and peer group data for annual incentive targets as part of total compensation for executives. Awards for the achievement of the financial goals could range from 0% of the target amount for performance less than 80% of each goal, to 200% of the target award for achieving 150% of each goal. The Compensation Committee decides whether to include the effects of extraordinary items, capital structure issues and other unusual items in evaluating the achievement of financial goals, taking into account the recommendation of the CEO, who provides the Compensation Committee with analysis and background information, including past Chesapeake practice, industry norms, materiality and any related issues. Awards for achievement of individual goals could range from 90% to 100% of the target amount for individual performance meeting or exceeding expectations and lesser amounts, down to 0%, for performance below expectations. For exceptional individual performance, awards greater than 100% of target could be paid. The Named Officers’ individual performance goals for 2006 included business development in emerging markets, organizational development to meet the Corporation’s global business requirements, enhancements to financial reporting capabilities, improved efficiencies in capital structure utilization and implementation of new business ethics training worldwide. As of the end of fiscal 2006, the Compensation Committee reviewed the Corporation’s financial and the individual performance of the Named Officers and determined that less than 80% of the target for EPS performance had been achieved, resulting in 0% payout for that portion of the award, and that more than 150% of the cost savings target had been achieved, resulting in 200% payout for that portion of the award, for a total of 60% payout for the portion of the award based on the Corporation’s financial performance. The portion of the awards based on individual performance was awarded based on the Compensation Committee’s evaluation of the achievement of each Named Officer’s individual performance objectives for 2006. In 2006, actual individual performance awards for the Named Officers ranged from 90% to 110% of target.

Long-Term Incentive Program. The purpose of the long-term incentive program is to focus executives’ attention on the long-term growth and financial success of the Corporation through the achievement of specific goals established by the Compensation Committee. In addition, the long-term incentive program is designed to align executives’ financial interests with those of other stockholders by encouraging ownership of the Corporation’s stock. The long-term incentive program goals can be strategic goals, such as business expansion; financial goals, such as earnings per share and cash generation; or performance goals set in relation to peer performance. The goals are typically established for a three-year performance cycle. In each case, with a recommendation from the CEO, the Compensation Committee decides the most appropriate points of emphasis for the executives and senior managers over the upcoming three-year cycle and what are appropriate measures for success in those areas. As indicated below, those measures vary from year to year as part of a conscious decision to focus the executives and senior managers on specific goals that may be important to the success of the Corporation at a given time. In evaluating the achievement of the goals, the Compensation Committee decides whether to include the effects of extraordinary items, capital structure issues and other unusual items, taking into account the recommendation of the CEO, who provides the Compensation Committee with analysis and background information, including past Chesapeake practice, industry norms, materiality and any related issues. The long-term incentive awards for the CEO are approved by the Committee of Independent Directors based upon the recommendation of the Compensation Committee. The Compensation Committee approves long-term incentive awards to all other executive officers and other management employees. Long term incentive awards may be in the form of stock options, performance shares, stock awards and other incentive opportunities under the 2005 Incentive Plan (and, prior to the approval by the Corporation’s stockholders of the 2005 Incentive Plan, under the Chesapeake Corporation 1997 Incentive Plan (the “1997 Incentive Plan”)). Awards are granted at the start of the performance cycle in early January. In determining the long-term incentive awards granted to Named Officers in fiscal 2006, the Compensation Committee subjectively evaluated the relationship of various job classifications within the Corporation, contributions by each Named Officer to the overall performance of the Corporation and such officer’s potential to contribute to the Corporation’s overall performance in the future, as well as market data, as part of the compensation study described above, on the long-term incentive practices of firms within the Corporation’s industry, taking into account differences in size and revenues, for positions similar to those of the Named Officers.

In 2006, the Compensation Committee granted shares of performance-based restricted stock to a group of senior executives, including the Named Officers, under the 2005 Incentive Plan for the 2006-2008 performance cycle. In addition, during 2006, two other three-year performance cycles were in effect for the Named Officers and other executives, the 2005-2007 cycle and the 2004-2006 cycle, with shares of performance-based restricted stock having been granted in prior years under the 1997 Incentive Plan.

Under the 2006-2008 performance cycle, the shares will vest, in whole or in part, if specific cost savings goals are achieved during the cycle, subject to the achievement of minimum EPS goals. The cost savings target is $25 million in annualized savings, and the minimum EPS requirement is $0.75 for the then most recent four quarters.

Under the 2005-2007 performance cycle, the shares will vest, in whole or in part, at the end of the cycle if specific EPS growth and cash generation goals are met or exceeded. The EPS growth target is 9% over the three-year cycle, and the cash generation target is average EBITDA-CapEx Margin (Earnings Before Interest, Taxes, Depreciation and Amortization minus Capital Expenses, divided by net sales) of 9% over the three-year cycle.

Under the 2004-2006 performance cycle, the shares would have vested, in whole or in part, at the end of the cycle if specific cash generation and business expansion goals were met or exceeded. The target for cash generation was $100 million of Cash Available for Shareholders and Debt Reduction (net cash provided by operations less net cash used by investing activities) over the three-year cycle, and the business expansion target was $150 million of new annual revenues in North America. Neither of the targets was achieved, and all shares issued for the 2004-2006 cycle were forfeited.

For the performance-based restricted shares granted under the above-described performance cycles, executives received dividend equivalent payments on unvested restricted shares at the same rate and times as dividends were paid on all other shares of Common Stock. The purpose of providing for dividend equivalent payments is to align the interests of the executives with the interests of the other stockholders during the performance award vesting period. To promote stock ownership by executives, starting with grants in 2007, dividend equivalents on performance-based restricted stock will be credited as additional unissued shares of restricted stock, subject to the same vesting criteria and performance goals as the underlying shares.

Under each performance cycle, participants’ shares vest in the event of a “change in control” (as defined under the caption “Potential Payments upon Termination or Change in Control”). Because a change in control is typically accompanied by a period of uncertainty regarding the future strategy of a corporation, and of executives’ roles and employment, the provision to vest shares in the event of a change in control protects the Corporation against the loss of key management during such periods of uncertainty and allows executives to focus on the business issues relating to the change in control in fulfilling their duties in the best interests of stockholders. Shares that are unvested at the end of the performance cycle are forfeited. The value of the shares held by the Named Officers that would vest if a change in control had occurred on December 31, 2006 is presented in the Potential Payments upon Termination or Change in Control table.

If a participant resigns or is terminated for cause, all unvested shares are forfeited. In the event of disability or death of a participant, because the end of the participant’s employment was not voluntary or for cause, the participant or beneficiary is entitled to awards that have been earned but not yet paid. If the death or disability occurs during a performance cycle, a pro rata award will be paid at the same time awards for other participants are paid. A participant who retires or is terminated without cause must have at least two years of service in a performance cycle to be eligible for a pro rata award at the completion of the relevant performance cycle; otherwise any unvested shares are forfeited.

In 2003, the Compensation Committee concluded that grants of performance-based restricted stock to executives was a more effective and financially efficient way to deliver long-term incentive compensation to executives and senior managers than stock options. Accordingly, in 2006 the Corporation did not grant stock options to the Named Officers; instead, as described above, the Named Officers participate in a long-term incentive program under which grants of performance-based restricted stock were made in 2006.

The Corporation, however, does recognize the benefits of aligning the interests of its employees, and not just the executive officers, with the interests of the stockholders. The Corporation’s recent practice has been to grant stock options to approximately 200 non-executive management and professional employees, consistent with the philosophy of aligning the financial interests of employees with those of the stockholders and of encouraging employees to work toward the long-term growth and success of the Corporation. Stock options have typically been granted at the earliest practical date in the fiscal year after the recipients have been identified. The option price has been equal to the fair market price of the Corporation’s stock, defined as the average of the closing price of the

Corporation’s stock on the 20 consecutive trading days immediately preceding and including the grant date. Starting in 2007, options will generally be granted on January 7 or the first business day to follow January 7, with the option price equal to the closing price of the Corporation’s stock on that date. The Corporation’s practice and intention is to grant stock options on that date unless there is material nonpublic information that has not been properly disclosed. The options are typically granted with a term of ten years with one-third first exercisable after one year, an additional one-third first exercisable after two years and the balance first exercisable after three years, or in the event of the optionee’s retirement, death, disability, or a “change in control” (as defined under the caption “Potential Payments upon Termination or Change in Control”).

Benefit Programs. The Corporation offers benefit programs to executive officers and other employees based on competitive practices and norms for industries and local employment markets. The benefit programs include medical, dental, life and disability coverage, retirement and savings programs, and vacations and holidays. In general, the Named Officers are eligible to participate in the Corporation’s benefit programs on the same basis and cost as other employees, with the following exceptions:

Retirement Plans – During 2005 the Corporation evaluated its retirement programs and concluded that a shift from defined benefit pension plans to defined contribution pension plans was in the best interest of the Corporation and represented a better match to the employment relationship expectations of the Corporation and its employees in terms of portability, flexibility and shared accountability.

Accordingly, on November 30, 2005, the Field Group Pension Plan (the “Field Pension Plan”), a U.K. registered defined benefit pension plan sponsored by Field Group plc, a subsidiary of the Corporation, was closed to new entrants who would, after that date, be eligible to participate in an existing defined contribution plan. Mr. Rylance is a participant in the Field Pension Plan.

The Corporation’s U.S. qualified defined benefit pension plans, the Chesapeake Corporation Retirement Plan for Salaried Employees (the “Salaried Plan”) and the Chesapeake Corporation Retirement Plan for Hourly Employees (the “Hourly Plan”), were amended on December 31, 2005 so that no participants earned any benefits after that date, and no employee could begin participation after that date. Effective December 28, 2006, the Salaried Plan was merged with the Hourly Plan, and the resulting new plan was named the Chesapeake Corporation Retirement Plan. The merger resulted in a fully funded plan with reduced administrative costs and did not affect the benefits provided to participants. Coinciding with the actions to freeze and close the Salaried Plan, enhancements were made to the Chesapeake Corporation Retirement & 401(k) Savings Plan (the “401(k) Plan”), including, for salaried participants, the addition of an annual non-elective company contribution of 5% of total pay (7.5% of pay for participants, other than participants in the Chesapeake Corporation Executive Supplemental Retirement Plan (the “Supplemental Plan,” described below), at least age 45 with at least 5 years of service on December 31, 2005) and an increase in company matching contributions from 60% of the first 6% of salary (a total match of 3.6% of pay) to 100% of the first 3% of salary and 50% of the next 2% of salary (a total match of 4% of pay). Comparable changes were made for the hourly participants of the 401(k) Plan. Through these actions, the Corporation expects to maintain its approximate historic U.S. retirement benefits and costs, reduce volatility to the Corporation and increase flexibility and portability to employees, while shifting control of the underlying investments, along with the investment risk, to employees. Messrs. Kohut, Mostrom and Causey are participants in the Chesapeake Corporation Retirement Plan and the 401(k) Plan.

During 2006, the Compensation Committee evaluated the Supplemental Plan, a non-qualified, unfunded executive defined benefit pension plan, in light of the actions described above to close and freeze the Salaried Plan. Messrs. Kohut, Mostrom and Causey are participants in the Supplemental Plan. In its meeting on February 27, 2007, the Compensation Committee approved amendments to implement the following regarding the Supplemental Plan:

•	For retirees, beneficiaries or former executives entitled to a future benefit under the Supplemental Plan there would be no changes.

•	For future new participants, the Supplemental Plan would restore non-elective and matching contributions to the 401(k) Plan limited by Internal Revenue Code restrictions on company contributions.

•

For current Supplemental Plan participants eligible to retire, including Mr. Causey, benefits would continue to be provided under the existing defined benefit Supplemental Plan provisions, with the benefits offset by benefits from the frozen qualified defined benefit pension plan, non-elective contributions to the 401(k) Plan and matching contributions to the 401(k) plan in excess of 60% of the first 6% of salary. The effect of these changes will be to maintain benefits at approximately the same level as under prior provisions of the Supplemental and Salaried Plans, but with an increased portion of total benefits provided by the Supplemental Plan and a lesser portion provided by the provisions of the Salaried Plan.

•

For current Supplemental Plan participants not eligible to retire, including Messrs. Kohut and Mostrom, benefits under the defined benefit Supplemental Plan provisions would be frozen as of December 31, 2006, with the benefit calculated using the participant’s base salary as of December 31, 2006 and 2006 target annual incentive amount. Messrs. Kohut and Mostrom will receive benefits effective January 1, 2007 under new provisions of the Supplemental Plan that restore non-elective and matching contributions to the 401(k) Plan limited by Internal Revenue Code restrictions on company contributions and provide an annual supplemental non-elective company contribution of 2.5% of base salary and annual incentive. The effect of these changes will be to reduce the total benefits projected to be received at age 65 by Messrs. Kohut and Mostrom by approximately 30%.

In considering these changes to the Supplemental Plan, the Compensation Committee’s objective was to complete the Corporation’s transition to a defined contribution retirement program, for the reasons stated above regarding the broad-based plans, while providing appropriate, market-based, competitive supplemental retirement benefits for senior U.S. executives. Among the factors considered by the Compensation Committee were analysis and proposals from Mercer Human Resource Consulting, fairness, appropriateness with peer group plans and market trends, equity with recent changes to broad-based U.S. employee benefits, total remuneration for U.K. executives and appropriateness based on Chesapeake’s financial situation.

The amounts provided in the Summary Compensation Table in the column Change in Pension Value, and the amounts provided in the Pension Benefits Table, were calculated based on the benefits payable at the earliest unreduced retirement age under the applicable plans, age 60 for Mr. Rylance, age 62 for Messrs. Kohut and Mostrom and actual age for Mr. Causey, using the same measurement date and assumptions as were used to calculate the Corporation’s pension expense for financial reporting purposes for the applicable fiscal year. The measurement dates were September 30, 2005 for fiscal 2005 (the fiscal year ending January 1, 2006) and September 30, 2006 for fiscal 2006. As a result, the Change in Pension Value and Non-Qualified Deferred Compensation Earnings provided in the Summary Compensation Table and the Present Value of Accumulated Benefit in the Pension Benefits Table reflects, for Messrs. Kohut, Mostrom and Causey, the actions to freeze benefits in the Salaried Plan as of December 31, 2005. However, the actions described above regarding the Supplemental Plan did not take effect until after the September 30, 2006 measurement date and therefore are not reflected in the tables.

To provide a more complete understanding of the effects of the changes to the Corporation’s retirement programs described above, if the measurement date for fiscal 2006 had been December 31, 2006, the amounts attributable to pension values that are reported in footnote 4 to the Summary Compensation Table and used in the calculation of the values set forth in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of that table would have been:

Andrew J. Kohut	$1,226,443
Joel K. Mostrom	$236,645

and the amounts reported in the Pension Benefits Table in the Present Value of Accumulated Benefit column related to the Supplemental Plan would have been:

Andrew J. Kohut	$2,281,841
Joel K. Mostrom	$686,822

Deferred Compensation Programs – The Corporation’s U.S. executive officers can participate in either or both of two deferred compensation programs. Under the Chesapeake Corporation Officers’ Deferred Compensation Plan, executive officers can defer all or part of their annual bonus. Under the Chesapeake Corporation 401(k) Restoration Plan, executive officers can defer up to 10% of their base salary. Amounts deferred under either program are credited with interest at the prime rate established by the Corporation’s leading bank lender, subject to, in the Chesapeake Corporation Officers’ Deferred Compensation Plan, a limit of 120% of the Applicable Federal Rate as specified by the Internal Revenue Service, and are distributed to the executive officer only after the end of employment. The programs are non-qualified and unfunded, and amounts deferred represent unsecured claims by participating executive officers against the general assets of the Corporation. The interest rates are set to provide a competitive, market-based rate of return adjusted for the risk of being unfunded. The programs are provided to offer a select group of executives whose ability to participate in the Corporation’s broad-based retirement savings program is restricted by Internal Revenue Code limits the opportunity to defer a portion of their income in order to save toward retirement in a tax-advantaged vehicle. Mr. Rylance can elect to waive any bonus entitlement in return for an equivalent amount to be paid into the Additional Voluntary Contribution section of the Field Pension Plan. Because all contributions to the deferred compensation programs are voluntary contributions by the executives, the account balances are not taken into consideration with respect to executive compensation allocations and other compensation decisions. Details regarding the Named Officers’ participation in the Deferred Compensation Programs are available in the Non-qualified Deferred Compensation table below.

Financial Planning Services – The Corporation’s U.S. Named Officers are reimbursed for up to $2,000 annually for financial planning and tax preparation services and up to $4,000 every five years for development or review of a financial plan. The purpose of the financial planning services is to assist those Named Officers in optimizing their compensation package and minimize their distraction from their executive duties during tax preparation season.

Club Membership – Mr. Causey is reimbursed for the cost of membership to a luncheon club. While usage is not limited to business purposes, the purpose of providing club membership is to provide executives, their guests and other Corporation employees access to suitable facilities for business functions such as board meetings, investor relations, employee activities and similar events.

Automobile – Mr. Rylance is provided with an automobile for business and personal use. An automobile benefit is consistent with competitive practices in the U.K. market. No other executive officers receive an automobile benefit from the Corporation.

Stock Ownership Guidelines

To align further the financial interests of executives with those of the stockholders, executives are expected to maintain significant ownership of the Corporation’s stock. The stock ownership guidelines are expressed as the market value of the Corporation’s stock owned as a multiple of the executive’s base salary. The stock ownership guideline for the CEO and for Executive Vice Presidents is three times annual salary and for Senior Vice Presidents is two and one-half times annual salary. Executives are expected to achieve their stock ownership guideline within five years of election and to maintain at least their ownership guideline level thereafter. The Corporation’s executive compensation program provides opportunities for executives to acquire the Corporation’s stock in order to meet the ownership guidelines. As of the date used to determine the beneficial ownership level of the Named Officers set forth under Security Ownership of Certain Beneficial Owners and Management, Mr. Causey’s stock ownership was in compliance with the stock ownership guidelines and each of the other Named Officers, in his current position, was within the five-year window established in the stock ownership guidelines during which he is to achieve his stock ownership goal.

Agreements with Executive Officers

The Corporation’s U.S. executive officers, along with its other U.S. officers and a small number of other U.S. executives, are employed under the terms of employment agreements. The purpose of the agreements is to clarify, for executives expected to make substantial contributions to the success of the Corporation, conduct expected of the executive during and after employment and the terms applicable to certain potential terminations of the executive’s service.

The following description provides additional details regarding the Corporation’s employment agreements with Messrs. Kohut, Causey and Mostrom (the “Agreements”).

The current terms of the Agreements will expire on December 31, 2009, for Messrs. Kohut and Causey, and on December 31, 2008, for Mr. Mostrom. The terms of the Agreements will be extended automatically each year for an additional year, unless the Corporation advises the officer, before November 1 of each year, that it does not wish to extend the Agreement.

No severance will be paid under the Agreements in the event of a resignation or a termination with cause. Following a “change in control” of the Corporation (as defined under the caption “Potential Payments upon Termination or Change in Control”) or the sale or other divestiture of the officer’s business unit, the Agreements provide for the payment of a lump sum severance benefit and continued participation in certain benefit plans if the officer (a) is terminated without cause (defined as conviction by a court of competent jurisdiction for, or pleading no contest to, a felony) or (b) resigns with good reason. Good reason is defined as a material reduction in the executive’s duties or responsibilities, the failure of the Corporation or its successor to permit the executive to exercise such responsibilities as are consistent with the executive’s position, a requirement that the executive relocate to a principal place of employment that is at least 50 miles farther from the executive’s current principal place of employment, the failure of the Corporation or its successor to award the executive annual incentive, long-term incentive or stock option opportunities consistent with those provided to similarly situated executives or the failure by the Corporation or its successor to make a payment when due to the executive.

The severance payment equals a multiple of three times, for Messrs. Kohut and Causey, and two times for Mr. Mostrom, the officer’s base salary as in effect on the date he ceases to be employed by the Corporation or, if greater, his highest annual rate of base salary during the twelve months preceding his cessation of employment, and target annual incentive payment for the year in which he ceases to be employed by the Corporation or, if greater, the year preceding his cessation of employment. The Agreements also provide for additional credit under the Supplemental Plan if the officer becomes entitled to benefits following a “change in control” or the sale or other divestiture of the officer’s business unit.

Before a “change in control” or the sale or other divestiture of the officer’s business unit, the Agreements provide for the payment of a severance benefit and continued participation in certain benefit plans if the officer is terminated without cause. Cause is defined as conduct involving dishonesty or fraud or activities that may reasonably be expected to have a material adverse effect on the property, business or reputation of the Corporation, conviction or admission of, or a plea of guilty or no contest to, a felony, breach of any material obligation to the Corporation, or willful failure to perform duties to the Corporation which is not corrected within 30 days of prior written notice by the Corporation to the executive or willful misconduct in the performance of such duties. In such event, the severance benefit for Messrs. Kohut and Causey equals a multiple of two times the officer’s base salary and targeted annual incentive payment and, for Mr. Mostrom, a multiple of two times his base salary.

The Agreements also provide for indemnification of the officer for any excise taxes that may become due under Section 4999 of the Internal Revenue Code and the reimbursement of legal fees incurred by the officer in enforcing the Agreements. The Agreements include a covenant prohibiting the disclosure of confidential information by the officer and, if the officer is terminated before a “change in control,” a covenant restricting competition by the officer for a period of 12 months.

The Agreement with Mr. Kohut was amended and restated on April 22, 2003 and amended on January 3, 2005, August 12, 2005 and December 13, 2005. Mr. Kohut’s Agreement currently provides for his employment as President & Chief Executive Officer with a base salary not less than as last approved by the Committee of Independent Directors and an annual incentive target of not less than 60% of his base salary. The Agreements with Messrs. Causey and Mostrom were amended and restated on April 22, 2003 and amended on January 3, 2005 and August 12, 2005. Mr. Causey’s amended and restated Agreement currently provides for his employment as Executive Vice President, Secretary & General Counsel with a base salary not less than as last approved by the Compensation Committee and an annual incentive target of not less than 50% of his base salary. Mr. Mostrom’s amended and restated Agreement currently provides for his employment as Senior Vice President & Chief Financial Officer with a base salary not less than as last approved by the Compensation Committee and an annual incentive target of not less than 50% of his base salary.

Mr. Rylance is employed under the terms of a Service Agreement. Mr. Rylance’s agreement is similar in structure to the agreements of the Corporation’s other U.K. management employees and is consistent with the prevailing practice of other employers in the U.K. The following description provides additional details regarding the Corporation’s service agreement with Mr. Rylance.

In 1999, the Corporation entered into a Service Agreement with Mr. Rylance in connection with the acquisition of Field Group plc. The agreement was amended on May 26, 2000, April 29, 2003, September 16, 2003, October 24, 2003, January 5, 2005 and August 19, 2005, to more nearly conform to the terms of the agreements between the Corporation and other officers of the Corporation.

The Service Agreement provides for Mr. Rylance’s employment as Executive Vice President – European Packaging, or other capacity of like status as the Corporation may require, with a base salary of not less than £210,000 per year (approximately $386,400 per year, based on the average exchange rate for fiscal 2006) and a discretionary bonus. The base salary shall be reviewed at least once each twelve months. The agreement provides that the Corporation may terminate Mr. Rylance’s employment with not less than 24 months’ notice and that Mr. Rylance may terminate his employment with not less than 12 months’ notice.

Following a “change in control” of the Corporation (as defined under the caption “Potential Payments upon Termination or Change in Control”) or the sale or other divestiture of Mr. Rylance’s business unit, the Service Agreement provides for the payment of a lump sum severance benefit and continued participation in certain benefit plans if Mr. Rylance (a) is terminated without cause (defined as conviction by a court of competent jurisdiction for, or pleading no contest to, a felony) or (b) resigns with good reason. Good reason is defined as a material reduction in the executive’s duties or responsibilities, the failure of the Corporation or its successor to permit the executive to exercise such responsibilities as are consistent with the executive’s position, a requirement that the executive relocate to a principal place of employment that is at least 50 miles farther from the executive’s current principal place of employment, the failure of the Corporation or its successor to award the executive annual incentive, long-term incentive or stock option opportunities consistent with those provided to similarly situated executives or the failure by the Corporation or its successor to make a payment when due to the executive.

The severance payment equals a multiple of two times Mr. Rylance’s base salary as in effect on the date he ceases to be employed by the Corporation or, if greater, his highest annual rate of base salary during the twelve months preceding his cessation of employment with the Corporation, Field Group plc, each Chesapeake company, each associated company and their successors, and the target annual incentive payment for the year in which he ceases to be employed by the Corporation, Field Group plc, each Chesapeake company, each associated company and their successors, or, if greater, the year preceding his cessation of employment.

The Service Agreement provides that Mr. Rylance shall participate in the Field Group Pension Plan, have the use of an automobile provided by Field Group plc, receive medical and life insurance coverage as the Corporation considers appropriate and be entitled to 26 vacation days per year. The agreement provides for reimbursement of legal fees incurred by Mr. Rylance in enforcing the agreement and also contains restrictions on competition for 12 months after employment and customary, non-solicitation, confidentiality and inventions and improvements provisions.

As with the other executive compensation program elements, severance benefits under the agreements are based on competitive practices in the employment marketplace and are designed to be internally consistent based on level of responsibility and to achieve specific objectives. Appropriate severance benefits protect the Corporation from the loss of management talent during times of uncertainty, such as a potential change in control or other business restructuring. By providing executives with benefits in the event of job loss under certain conditions, executives are able to focus on their responsibilities to the Corporation and protect the interests of its stockholders.

The value of potential payments under the agreements described above is provided in the Potential Payments upon Termination or Change in Control table.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Executive Compensation Committee

John W. Rosenblum, Chairman

Jeremy S. G. Fowden

Beverly L. Thelander

Harry H. Warner

Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal year ended December 31, 2006, the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued, to each person who served as the Corporation’s principal executive officer and principal financial officer, and to its two other most highly compensated executive officers during fiscal 2006. As of December 31, 2006, Messrs. Kohut, Rylance, Causey and Mostrom were the Corporation’s only executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position as of December 31, 2006	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Andrew J. Kohut President & Chief Executive Officer	2006	$540,000		$109,005		$226,800	$180,633	$79,112	$1,135,550
Neil Rylance(6) Executive Vice President, European Packaging	2006	441,600		20,071		149,040	87,521	72,443	770,675
Joel K. Mostrom Senior Vice President & Chief Financial Officer	2006	293,000		28,900		104,381	55,886	39,236	521,403
J. P. Causey Jr. Executive Vice President, Secretary & General Counsel	2006	282,000		13,101		97,875	60,432	46,138	499,546

Notes:

(1)	During 2006, no Named Officer received a payment meeting the definition of bonus under the Securities and Exchange Commission disclosure requirements.

(2)

Represents the amounts recognized by the Corporation for financial statement reporting purposes in accordance with FAS 123R. Information about the Corporation’s FAS 123R calculations is provided in Note 1 in the Notes to Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for fiscal 2006 under the heading “Share-Based Compensation.”

(3)	The amounts represent payments earned in fiscal 2006 under annual incentive programs as described in Annual Incentive Program in the Compensation Discussion and Analysis.

(4)

The changes in pension value were calculated based on the benefits payable at the earliest unreduced retirement age using the same measurement dates and assumptions as used to calculate the Corporation’s pension expense for financial reporting purposes for the applicable fiscal years. Information on the calculation of the Corporation’s pension expense is provided in Note 11 in the Notes to Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for fiscal 2006. Information on changes to the Corporation’s retirement programs is provided in the Retirement Plans section of the Compensation Discussion and Analysis. For Messrs. Rylance and Mostrom, the amounts represent changes in pension value. For Mr. Kohut, the amount represents a change in pension value of $169,522 and non-qualified deferred compensation earnings of $11,111. For Mr. Causey, the amount represents a change in pension value of $51,561 and non-qualified deferred compensation earnings of $8,871.

(5)	Details are provided in the All Other Compensation Table.

(6)

Mr. Rylance is compensated in British pounds sterling. The amounts listed in the Salary, Non-Equity Incentive Plan Compensation, Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation columns in U.S. dollars for Mr. Rylance are based on the average exchange rate for fiscal 2006.

ALL OTHER COMPENSATION TABLE

Name and Principal Position as of December 31, 2006	Fiscal Year	Company Match - 401(k) Plan(1)	Company Match - Stock Purchase Plan(2)	Car Allowance and/or Reimburse- ments(3)	Tax Gross- ups(4)	Dividend Equivalents - Restricted Stock(5)	Perquisites and Other Personal Benefits(6)	Total
Andrew J. Kohut President & Chief Executive Officer	2006	$8,800	$4,416			$65,296	$600	$79,112
Neil Rylance Executive Vice President, European Packaging	2006			$26,619	$2,263	40,304	3,257	72,443
Joel K. Mostrom Senior Vice President & Chief Financial Officer	2006	8,800	2,746			26,840	850	39,236
J. P. Causey Jr. Executive Vice President, Secretary & General Counsel	2006	8,800	2,730		560	32,032	2,016	46,138

Notes:

(1)

Represents the Corporation’s matching contributions under the Chesapeake Corporation Retirement & 401(k) Savings Plan matching contribution formula: 100% of the first 3% and 50% of the next 2% of salary up to the Internal Revenue Service salary limit.

(2)

Represents the Corporation’s matching contributions under the Chesapeake Corporation Salaried Employees Stock Purchase Plan, under which employees can direct that up to 5% of base salary be deducted toward the purchase of Chesapeake stock and the Corporation will match 20% to 60% of employee contributions based on the Corporation’s return on equity. In fiscal 2006, the matching contribution was 20% of employee contributions.

(3)	Represents the taxable value of the vehicle provided to Mr. Rylance less payments made by Mr. Rylance.

(4)	Represents, for Mr. Rylance, reimbursement of taxes on commuting expenses and, for Mr. Causey, reimbursement of taxes on club dues.

(5)

Represents dividend equivalents payments with respect to performance-based restricted stock granted under long-term incentive programs as described in Long-Term Incentive Programs in the Compensation Discussion and Analysis. The number of shares held by each executive officer as of December 31, 2006 was: Mr. Kohut, 74,200; Mr. Rylance, 45,800; Mr. Mostrom, 30,500; and Mr. Causey, 36,400.

(6)

Represents, for Mr. Kohut, reimbursement of tax preparation fees, for Mr. Rylance, reimbursement of commuting expenses, for Mr. Mostrom, reimbursement of tax preparation fees and, for Mr. Causey, reimbursement of tax preparation fees of $1,200 and club dues of $816.

Potential Payments Upon Termination or Change in Control

Definition of “Change in Control”

For purposes of the 1993 Incentive Plan, the 1996 Plan, the 1997 Incentive Plan, the 2005 Incentive Plan, the Agreements and Mr. Rylance’s Service Agreement, “change in control” means, in general, the occurrence of any of the following events: (a) any person or group becomes the beneficial owner of 20% or more of the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors; (b) those persons who were members of the Corporation’s Board of Directors prior to the adoption of such plan, and those persons whose subsequent nominations were approved by such directors, cease to constitute a majority of the Board of Directors; (c) the stockholders of the Corporation approve a reorganization, merger, share exchange or consolidation involving the Corporation unless immediately following such transaction all or substantially all of the persons who beneficially own Common Stock and any other then-outstanding voting securities of the Corporation beneficially own at least 80% of the common stock and voting securities, respectively, of the surviving entity in such transaction in substantially the same proportions as their ownership immediately prior to such transaction; or (d) the stockholders of the Corporation approve a complete liquidation or dissolution of the Corporation or the sale of all or substantially all of its assets. The foregoing summary is qualified in its entirety by reference to the terms of the 1993 Incentive Plan, the 1996 Plan, the 1997 Incentive Plan, the 2005 Incentive Plan, the Agreements and Mr. Rylance’s Service Agreement, copies of which will be provided promptly upon request and without charge to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: J. P. Causey Jr., Secretary, Chesapeake Corporation, 1021 East Cary Street, P. O. Box 2350, Richmond, Virginia 23218-2350.

Summary of Potential Payments upon Termination or Change in Control

The table below reflects the amounts payable to each Named Officer in the event of termination of employment without cause or with good reason (as defined above in Agreements with Executive Officers), whether before or after a change in control. In addition, the table provides the amount payable to each Named Officer upon a change in control whether or not his employment is terminated. The amounts shown assume that the termination or change in control occurred on December 31, 2006, and thus include amounts earned through that date and are estimates of the amounts which would be paid to the executive officers upon each circumstance. The actual amounts to be paid can only be determined at the time of each executive’s actual termination from the Corporation or at the time of a change in control.

The severance benefits shown are the amounts payable in a lump sum for termination without cause or with good reason calculated under the terms of each Named Officer’s employment or service agreement as described above in Agreements with Executive Officers.

The welfare benefits shown represent the estimated present value of health and welfare coverage under the terms of each Named Officer’s employment or service agreement for termination without cause or with good reason as described above in Agreements with Executive Officers, under the assumptions provided in a footnote to the table. The table does not include amounts resulting from health and welfare benefits or other programs generally available to the Corporation’s employees in the event of resignation, retirement, death or disability.

Other than the pension credit payable following termination without cause or with good reason after a change in control, the table does not include amounts payable as retirement benefits under the Corporation’s pension plans. Information about the Corporation’s pension plans, including the Corporation’s philosophy regarding its retirement program and recent changes in the Corporation’s retirement plans is provided in the Compensation Discussion and Analysis under the caption “Retirement Plans.” The value of accumulated pension benefits of each Named Officer is provided in the Pension Benefits table, and the change in the value of accumulated pension benefits from 2005 to 2006 is provided in the Summary Compensation table.

As described above in Long-Term Incentive Program, stock options issued by the Corporation generally vest in the event of retirement, death or disability, or in the event of a change in control. All of the stock options currently held by the Named Officers are vested, and therefore, no additional benefits or payments will result from termination or a change in control.

As described above in Long-Term Incentive Program, performance-based restricted shares granted to the Named Officers vest in the event of a change in control, and the value of the shares that would have vested if a change in control occurred on December 31, 2006 is provided in the table based on the share price of the Common Stock of $17.02 on that date. If a Named Officer resigns or is terminated for cause, all unvested performance-based restricted shares are forfeited. In the event of death or disability, a Named Officer (or beneficiary) will be eligible for a pro rata award at the completion of the relevant performance cycle, otherwise any unvested shares are forfeited. In the event of retirement or termination without cause, a Named Officer with at least two years of service in a performance cycle will be eligible for a pro rata award at the completion of the relevant performance cycle, otherwise any unvested shares are forfeited. As of December 31, 2006, it could not be determined whether any unvested performance-based restricted shares would vest under the terms of the outstanding performance cycles of the long-term incentive program.

The table does not include amounts that would be payable to a Named Officer upon termination under the Corporation’s non-qualified deferred compensation programs or under the 401(k) Plan, both as described in the Compensation Discussion and Analysis under the caption “Benefit Programs.”

The table does not include any estimate of payments that may be due to a Named Officer for indemnification of the Named Officer for any excise taxes that may become due under Section 4999 of the Internal Revenue Code, as described above in Agreements with Executive Officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

		Termination without Cause or for Good Reason(1)
Name and Principal Position as of December 31, 2006	Benefit	Before Change in Control	After Change in Control	Change in Control(2)
Andrew J. Kohut President & Chief Executive Officer	Severance:
	Total Value	$1,728,000	$2,592,000
	Welfare benefits:
	Total Value	45,904	70,245
	Pension credit:
	Total Value		354,399
	Vesting of restricted stock:
	Total Value			$1,262,884
Neil Rylance Executive Vice President, European Packaging	Severance:
	Total Value	883,200	1,324,800
	Welfare benefits:
	Total Value		3,168
	Pension credit:
	Total Value
	Vesting of restricted stock:
	Total Value			779,516
Joel K. Mostrom Senior Vice President & Chief Financial Officer	Severance:
	Total Value	586,000	879,000
	Welfare benefits:
	Total Value	43,507	43,507
	Pension credit:
	Total Value		130,004
	Vesting of restricted stock:
	Total Value			519,110
J. P. Causey Jr. Executive Vice President, Secretary & General Counsel	Severance:
	Total Value	846,000	1,269,000
	Welfare benefits:
	Total Value	52,572	79,352
	Pension credit:
	Total Value		194,515
	Vesting of restricted stock:
	Total Value			619,528

Notes:

(1)

The value of the welfare benefits represents the present value of those benefits as of December 31, 2006, based on the Corporation’s costs for providing those benefits for the specified periods. Future annual cost increases were assumed to be 8% for medical, 4% for dental and 0% for disability and life coverage. The discount rate used to calculate the present values was 6%. The value of the pension credit represents the estimated present value on December 31, 2006 of credit under the Supplemental Plan as described in Agreements with Executive Officers, based on the benefits payable at the earliest unreduced retirement age, using the same assumptions as used to calculate the Corporation’s pension expense for financial reporting purposes for fiscal 2006. Information on the calculation of the Corporation’s pension expense is provided in Note 11 in the Notes to Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for fiscal 2006.

(2)

The amounts represent the value of unvested shares of performance-based restricted stock granted under a long-term incentive program as described in Long-Term Incentive Program in the Compensation Discussion and Analysis, based on the closing price of the Common Stock of $17.02 on December 31, 2006. The number of shares for each executive officer is: Mr. Kohut, 74,200; Mr. Rylance, 45,800; Mr. Mostrom, 30,500; and Mr. Causey, 36,400.

GRANTS OF PLAN-BASED AWARDS

Name and Principal Position as of December 31, 2006	Grant Date	Approval Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Andrew J. Kohut President & Chief Executive Officer	4-Jan-06	13-Dec-05				20,850	41,700	83,400				$711,819
Neil Rylance Executive Vice President, European Packaging	4-Jan-06	12-Dec-05				10,550	21,100	42,200				360,177
Joel K. Mostrom Senior Vice President & Chief Financial Officer	4-Jan-06	12-Dec-05				7,900	15,800	31,600				269,706
J. P. Causey Jr. Executive Vice President, Secretary & General Counsel	4-Jan-06	12-Dec-05				7,750	15,500	31,000				264,585

Notes:

(1)

The amounts represent shares of performance-based restricted stock granted under the 2005 Incentive Plan for the 2006-2008 performance cycle as described in Long-Term Incentive Program in the Compensation Discussion and Analysis. The threshold for payout is achievement of 80% of the performance target, the target payout is for achievement of 100% of the performance target, and the maximum payout is for achievement of 200% of the performance target. For performance greater than the target, participants can choose to receive the award in cash or Common Stock.

(2)

The amounts represent the dollar value of the shares of performance-based restricted stock granted (based on the Target amount set forth in this table under Estimated Future Payments Under Equity Incentive Plan Awards) as described in Footnote 1 to this table, based on the closing price of the Common Stock of $17.07 on the date of the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Options Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Name and Principal Position as of December 31, 2006	Exercisable(1)	Unexercisable
Andrew J. Kohut President & Chief Executive Officer	9,500 5,000 10,000 12,000 20,000 15,000			$33.28 38.45 27.64 29.39 21.86 28.07	10-Aug-07 9-Aug-08 15-Apr-09 23-Jan-10 30-Jan-11 8-Jan-12			37,600	$639,952
Neil Rylance Executive Vice President, European Packaging	1,500 3,000 7,000 7,500			27.64 29.39 21.86 28.07	15-Apr-09 23-Jan-10 30-Jan-11 8-Jan-12			23,040	392,141
Joel K. Mostrom Senior Vice President & Chief Financial Officer	2,500 4,000 5,000 9,000 12,000 5,500			33.28 38.45 27.64 29.39 21.86 28.07	10-Aug-07 9-Aug-08 15-Apr-09 23-Jan-10 30-Jan-11 8-Jan-12			15,190	258,534
J. P. Causey Jr. Executive Vice President, Secretary & General Counsel	9,500 10,000 10,000 12,000 14,000			33.28 38.45 27.64 29.39 28.07	10-Aug-07 9-Aug-08 15-Apr-09 23-Jan-10 8-Jan-12			19,230	327,295

Notes:

(1)	All options listed have vested in accordance with the terms described in Long-Term Incentive Program in the Compensation Discussion and Analysis.

(2)

Represents the shares of performance-based restricted stock that would vest at the threshhold levels of performance under the long-term incentive program described in Long-Term Incentive Program in the Compensation Discussion and Analysis. The amounts include shares of performance-based restricted stock forfeited under the terms of the 2004-2006 Cycle of the Long-Term Incentive Program after the end of fiscal 2006 when the actual performance in relation to the performance threshhold has been determined.

(3)	The values are based on the closing price of the Common Stock on December 31, 2006 of $17.02.

OPTION EXERCISES AND STOCK VESTED

During fiscal 2006, no Named Officer exercised any stock options, SARs or similar instruments, and no stock, including restricted stock, restricted stock units and similar instruments, granted in prior years to any Named Officer became vested in the Named Officer.

PENSION BENEFITS

Name and Principal Position as of December 31, 2006	Plan Name(1)	Number of Years Credited Service	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Andrew J. Kohut President & Chief Executive Officer	Chesapeake Corporation Retirement Plan	27	$303,910
	Chesapeake Corporation Executive Supplemental Retirement Plan	22	921,009
Neil Rylance Executive Vice President, European Packaging	Field Group Pension Plan	11	971,643
Joel K. Mostrom Senior Vice President & Chief Financial Officer	Chesapeake Corporation Retirement Plan	14	170,343
	Chesapeake Corporation Executive Supplemental Retirement Plan	14	335,720
J. P. Causey Jr. Executive Vice President, Secretary & General Counsel	Chesapeake Corporation Retirement Plan	23	604,034
	Chesapeake Corporation Executive Supplemental Retirement Plan	17	1,152,247

Notes:

(1)

Refer to the Retirement Plans section of the Compensation Discussion and Analysis for information on the Corporation’s philosophy regarding its retirement program and on recent changes to the Corporation’s retirement plans, including the plans in which the Named Officers participate. A description of each plan, and the material provisions of each plan, is provided in this footnote.

The Chesapeake Corporation Retirement Plan resulted from the merger, on December 28, 2006, of the Salaried Plan and the Hourly Plan. The information provided in this footnote refers to the provisions of the Salaried Plan, whose participants include Messrs. Kohut, Mostrom and Causey. The participants in the Salaried Plan are full-time salaried employees who were at least age 20 and had at least one year of service on December 31, 2005, in addition to retirees, beneficiaries and former employees eligible for a future benefit. The benefits formula under the Salaried Plan is (a) .88% of final average earnings times years of service, plus (b) .65% of the amount final average earnings exceed Social Security Covered Compensation times years of service up to 35, plus (c) up to $4 per month, depending on service, times years of service. “Final average earnings” is the highest average base salary during any period of 60 consecutive months within the last 120 months of employment. Benefits are vested after five years of service and are payable as an annuity starting at age 65 or as a reduced amount starting as early as age 55 with at least 10 years of service. The benefit described in (a) and (c) above will be reduced by four percent for each of the first three years and five percent for the next seven years by which the starting date of benefits precedes age 65, and the benefit described in (b) above will be reduced by eight percent for each of the first three years and five percent for the next seven years by which the starting date of benefits precedes age 65. Optional forms of actuarially equivalent annuities are available. The Salaried Plan was amended effective December 31, 2005 so that no participants earned any benefits after that date and no employee could begin participation after that date. Mr. Causey has met the criteria for retirement before age 65 under the provisions of the Salaried Plan.

The Supplemental Plan is a non-qualified, unfunded executive defined benefit pension plan. The Supplemental Plan replaces benefits reduced under the Salaried Plan due to Internal Revenue Code limits,

and for specific executives selected by the Compensation Committee, including Messrs. Kohut, Mostrom and Causey, provides additional benefits under the formula: 2% of final average earnings times years of service up to 20 years, plus 1.6% of final average earnings times years of service in excess of 20, less 1.6% of primary Social Security benefits times years of service, less any benefit payable under the Salaried Plan. “Final average earnings” has the same definition as described above for the Salaried Plan. Benefits limited due to Internal Revenue Code limits are vested after five years of service, and the additional benefits are vested at age 55 with at least 10 years of service. Benefits are payable as an annuity starting at age 62, or as a reduced amount starting as early as age 55 with at least 10 years of service. For purposes of calculating the benefit payable before age 62, the participant’s primary Social Security benefit is computed assuming that the participant will not continue to receive until age 65 earnings which would be treated as wages for purposes of the Federal Social Security Act, and the amount of retirement benefit will be further reduced by one-half of one percent for each month that the participant’s age at retirement is less than 62. Optional forms of actuarially equivalent annuity payment, including annual installments over a five-year period, are available. Mr. Causey is eligible to retire under the provisions of the Supplemental Plan.

The Field Pension Plan is a U.K. registered defined benefit pension plan sponsored by Field Group plc, a subsidiary of the Corporation, for employees aged between 18 and 65 and directly employed in the U.K. on a permanent basis at a qualifying Field Group business unit. The objective of the Field Pension Plan is to provide an annual retirement benefit at normal retirement age, which is age 60 for Mr. Rylance, of approximately 67% of pensionable earnings. Pensionable earnings approximates base salary for Mr. Rylance, capped at a maximum level as set out in the Rules of the Field Pension Plan. At Mr. Rylance’s option, part of the benefit may be exchanged for a lump sum cash payment at retirement. Retirement can be granted, with the consent of the Trustees of the Field Pension Plan, from age 55, subject to a reduction determined by the Trustees after considering actuarial advice. Field Group plc contributes an amount equal to approximately 22% of Mr. Rylance’s pensionable earnings, and Mr. Rylance contributes approximately 12% of his pensionable earnings, to the Field Pension Plan. Post-retirement increases to pension payments are provided, up to 5% annually for pension benefits earned before December 31, 2005 and up to 2.5% annually for pension benefits earned after December 31 2005. The Field Pension Plan allows for Additional Voluntary Contributions by participants and provides certain benefits in the event of disability or death. The Field Pension Plan was closed to new entrants as of November 30, 2005.

(2)

The amounts were calculated based on the benefits payable at the earliest unreduced retirement age using the same measurement date and assumptions as used to calculate the Corporation’s pension expense for financial reporting purposes for fiscal 2006. Information on the calculation of the Corporation’s pension expense is provided in Note 11 in the Notes to Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for fiscal 2006.

NON-QUALIFIED DEFERRED COMPENSATION

Name and Principal Position as of December 31, 2006	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year- End(3)
Andrew J. Kohut President & Chief Executive Officer	$54,000		$41,344		$584,667
Neil Rylance Executive Vice President, European Packaging
Joel K. Mostrom Senior Vice President & Chief Financial Officer
J. P. Causey Jr. Executive Vice President, Secretary & General Counsel	28,200		59,958		927,722

Notes:

(1)

The amounts represent voluntary contributions to the Chesapeake Corporation 401(k) Restoration Plan as described in Deferred Compensation Programs in the Compensation Discussion and Analysis. The amounts were also included in the Salary column of the Summary Compensation Table.

(2)

The amounts represent interest credited to executives’ account balances as described in Deferred Compensation Programs in the Compensation Discussion and Analysis. In fiscal 2006, the interest percentage ranged from 7.25% to 8.25% for the Chesapeake Corporation 401(k) Restoration Plan. Interest credited under the Chesapeake Corporation 401(k) Restoration Plan that exceeded 120% of the monthly long-term Applicable Federal Rate, as defined by the Internal Revenue Service, is reported as Non-Qualified Deferred Compensation Earnings on the Summary Compensation Table. In fiscal 2006, those amounts were, for Mr. Kohut, $11,111 and, for Mr. Causey, $8,871. In fiscal 2006, the interest percentage ranged from 5.4% to 6.3% for the Chesapeake Corporation Officers’ Deferred Compensation Plan. The interest credited under the Chesapeake Corporation Officers’ Deferred Compensation Plan is limited to 120% of the Applicable Federal Rate.

(3)	The amount for Mr. Causey includes deferrals from prior years under the Chesapeake Corporation Officers’ Deferred Compensation Plan and earnings on those deferrals.

DIRECTOR COMPENSATION

Employee directors of the Corporation are not paid for their service on the Board of Directors or any Board committee. Each non-employee director receives an annual retainer of $32,000 for Board service; an attendance fee of $1,800 for each day attending a Board meeting, a committee meeting or meetings or an organized Board of Directors business activity; and reimbursement of expenses. A non-employee director traveling across the Atlantic or Pacific Ocean for a Board or Board committee meeting receives an additional meeting fee of $1,800. The Chairman of each of the Compensation and the Corporate Governance and Nominating Committees receives an additional annual retainer of $6,000. The Chairman of the Audit Committee receives an additional annual retainer of $10,000. Where there is not an employee Chairman of the Board, the non-employee Chairman of the Board receives an additional annual retainer of $125,000.

In July 2004, the Board of Directors approved a provision that allows non-U.S. resident directors of the Corporation a one-time election to fix an exchange rate for their director fees in the local currency of the country in which they reside, based on the exchange rate of that currency with the U.S. dollar on the date of their first election as a director. Sir David Fell and Mr. Decaluwé made such elections and their directors’ retainers and meeting fees are set in British pounds sterling and euros, respectively, at the exchange rates of those currencies with the U.S.

dollar as of the respective dates of their first election as directors of the Corporation. The cash fees of directors are paid in U.S. dollars, except that the cash fees for Mr. Buchan are paid in British pounds sterling and the cash fees for Mr. Decaluwé are paid in euros, both converted to the respective local currency at an approximate foreign currency exchange market rate at the time of payment. In the Director Compensation Table, the fees paid in cash to Messrs. Buchan and Decaluwé are reported in U.S. dollars valued approximately as of the date the payments were made.

The Corporation also has an unfunded Outside Directors’ Retirement Plan (the “Outside Directors’ Plan”). Under the Outside Directors’ Plan, non-employee directors retiring at or after age 65 after at least five years of service or prior to age 65 after at least ten years of service are paid an amount equal to their retainer at the time of their retirement for a period equal to their period of service, up to ten years. The Outside Directors’ Plan was terminated in 1997 and is not available to directors taking office after 1997. Messrs. Rosenblum, Viviano and Warner and Dr. Royal are the only directors who are participants in the Outside Directors’ Plan. They have each reached the maximum benefit payable and, upon their respective retirements as directors, each (or his beneficiary) will receive a quarterly benefit payment of $7,162.50 for forty quarters.

Non-employee directors are eligible to receive awards of common stock, stock options or other equity awards under the Corporation’s 2005 Incentive Plan. As part of an annual review of compensation for non-employee directors based on market data, including cash compensation and compensation paid in some form of equity, the directors concluded that, in lieu of the stock options previously awarded under the Chesapeake Corporation Directors’ Stock Option and Deferred Compensation Plan, awards of unrestricted shares of common stock were more appropriate to provide competitive total compensation to the non-employee directors and to assist them in increasing their stock ownership, thus aligning their interests with those of other stockholders. On April 12, 2006, each of the non-employee directors, except Mr. Buchan, received an award of 1,250 shares of common stock of the Corporation. Mr. Buchan, who had been first elected to the Board in October 2005, received a prorated award of 625 shares. The awards were valued based on the average trading price on the date of the award of $13.28 a share.

Each non-employee director is eligible to participate in the Chesapeake Corporation Directors’ Stock Option and Deferred Compensation Plan, which, as of March 1, 2006, was renamed the Chesapeake Corporation Directors’ Deferred Compensation Plan (the “1996 Plan”). The 1996 Plan was approved by the stockholders at the 1996 annual meeting. On March 1, 2006, the Board amended the 1996 Plan to (a) eliminate the provisions authorizing annual option grants to non-employee directors, (b) allow the deferral of the portion of the retainer fee payable in Common Stock and (c) comply with the requirements of Section 409A of the Internal Revenue Code (relating to deferred compensation plans). The last options granted under the 1996 Plan were awarded on May 1, 2004.

As amended, the 1996 Plan allows non-employee directors to elect to defer all or part of their annual retainer (including any portion paid in Common Stock) or meeting fees, or both. The deferred compensation may be held, at the election of the participant, in either a deferred cash account or a deferred stock account (except that deferred Common Stock must be held in the deferred stock account). Deferred cash accounts are not funded and are maintained for recordkeeping purposes only. Interest will be credited to a participant’s deferred cash account based on the prime rate established from time to time by the Corporation’s principal lender. Deferred cash fees that are credited to the participant’s deferred stock account will be recorded by reference to the number of whole and fractional shares of Common Stock that could have been purchased with the deferred amount. Additional credits will be made to the deferred stock account, in whole and fractional shares of Common Stock, based on the value of dividends paid on the Common Stock and the fair market value of the Common Stock on the date that the dividends are paid. Deferred stock accounts are not funded and no actual shares of Common Stock are purchased or held by or on behalf of the accounts; such accounts are maintained for recordkeeping purposes only. Mr. Rosenblum has deferred certain cash fees and Dr. Royal and Mr. Viviano deferred receipt of their 2006 stock awards under the amended 1996 Plan.

The cash retainer and meeting fees described above, the deferred compensation benefit of the 1996 Plan and the awards of shares of Common Stock that are approved under the 2005 Incentive Plan represent the Corporation’s standard arrangements for compensation of its non-employee directors. The compensation of the non-employee directors is reviewed annually by the Corporate Governance and Nominating Committee, which committee makes a recommendation as to compensation, and the form in which it is delivered, for approval by the Board of Directors.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Brian J. Buchan(1)	$55,400	$8,300					$63,700
Rafaël C. Decaluwé(1)	78,488	16,600					95,088
Sir David Fell	171,634	16,600					188,234
Jeremy S. G. Fowden	50,000	16,600					66,600
Henri D. Petit	50,000	16,600					66,600
John W. Rosenblum	61,400	16,600					78,000
Frank S. Royal(2)	53,600	16,600					70,200
Beverly L. Thelander	59,000	16,600					75,600
Joseph P. Viviano(2)	53,600	16,600					70,200
Harry H. Warner	59,900	16,600					76,500

Notes:

(1)

The cash fees of Messrs. Buchan and Decaluwé are paid in pounds sterling and euros, respectively, both converted from U.S. dollars to the respective local currencies at an approximate foreign currency exchange market rate at the time of payment.

(2)	Dr. Royal and Mr. Viviano deferred receipt of their stock awards in fiscal 2006 under the provisions of the amended 1996 Plan.

(3)	Stock awards are the value of the awards made on April 12, 2006, based on the average trading price on the date of the awards.

(4)

The following directors have stock option awards made prior to 2006 which are outstanding as of December 31, 2006, the end of fiscal 2006, in aggregate numbers of shares as follows: Mr. Decaluwé, 2,900 shares; Sir David Fell, 10,500 shares; Messrs. Fowden and Petit, 2,900 shares each; and Messrs. Rosenblum, Viviano and Warner and Dr. Royal, 17,600 shares each.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four directors, each of whom is “independent” under the independence standards for audit committee members set forth in the rules promulgated under the Securities Exchange Act of 1934, the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies. The Audit Committee operates under a written charter approved by the Board of Directors. The members of the Audit Committee are Messrs. Decaluwé (Chairman) and Buchan, Ms. Thelander and Dr. Royal. The Audit Committee held five meetings during fiscal 2006.

The Audit Committee assists the Board in its oversight of (a) the integrity of the Corporation’s financial statements, (b) the Corporation’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence and (d) the performance of the Corporation’s internal audit function and independent registered public accounting firm. In fulfilling its responsibility, the Audit Committee appoints the Corporation’s independent registered public accounting firm.

For fiscal 2006, the Audit Committee discussed with the internal auditor and the independent registered public accounting firm the overall scope and specific plans for their respective audits, as well as the Corporation’s consolidated financial statements and the adequacy of the Corporation’s internal controls. The Audit Committee met regularly with each of the Corporation’s internal auditor and independent registered public accounting firm, without management present, to discuss the results of their examinations and their evaluations of the Corporation’s internal controls. The meetings also were designed to facilitate any private communication with the Audit Committee desired by the internal auditor or independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Corporation that might bear on the independent registered public accounting firm’s independence (consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”), discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

Management has the primary responsibility for the system of internal controls and the financial reporting process described in the Report of Management with respect to the financial statements included in the Corporation’s Annual Report to Stockholders for fiscal 2006. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm, which is responsible for expressing opinions on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the Corporation’s internal controls over financial reporting, their judgments as to the quality of accounting principles, effectiveness of the design and operation of internal controls, reasonableness of the significant judgments and clarity of disclosures in the financial statements.

In reliance on the above-mentioned reviews and discussions, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted procedures for pre-approving certain audit and permitted non-audit services provided by the independent registered public accounting firm. These procedures include reviewing specific services subject to a fee range for each fiscal year for audit and permitted non-audit services. The Audit Committee reviews descriptions of, and an estimated fee range for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the schedule is submitted. Audit Committee approval is also required when the pre-approved amount is exceeded for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not previously approved. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on independent registered public accounting firm independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, due to its familiarity with the Corporation’s business, personnel, culture, accounting systems and risk profile, and whether the services enhance the Corporation’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee who then report any pre-approved services to the Audit Committee at its next scheduled meeting. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

Fees of the Corporation’s Independent Registered Public Accounting Firm

During fiscal 2006, the Corporation engaged PricewaterhouseCoopers LLP as independent registered public accounting firm principally to perform the annual audit and to render other services. The following table lists fees paid to PricewaterhouseCoopers LLP for services rendered in fiscal 2006 and 2005.

	2006	2005
Audit Fees	$2,005,000	$2,100,000
Audit-Related Fees	50,000	97,078
Tax Fees	122,600	435,300
All Other Fees	0	0

Total	$2,177,600	$2,632,378

Audit Fees include fees for services performed to comply with generally accepted auditing standards, including the audit of the Corporation’s annual consolidated financial statements and internal controls and review of the Corporation’s quarterly consolidated unaudited financial statements.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. This category includes fees related to audits of pension and other employee benefit plans and due diligence services.

Tax Fees primarily include fees associated with tax audits, tax compliance and tax consulting, as well as domestic and international tax planning. This category also includes tax planning for restructurings, as well as other services related to tax disclosure and filing requirements.

Audit Committee

Rafaël C. Decaluwé, Chairman

Brian J. Buchan

Frank S. Royal

Beverly L. Thelander

TRANSACTIONS WITH RELATED PERSONS

During fiscal 2006, the Corporation did not engage in any transaction, or series of similar transactions, of the type required to be disclosed under the caption “Transactions with Related Persons.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is composed of Messrs. Rosenblum (Chairman), Fowden and Warner and Ms. Thelander. No member of the Compensation Committee had relationships, or engaged in transactions, with the Corporation during fiscal 2006 of the type required to be disclosed under the caption “Compensation Committee Interlocks and Insider Participation.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Executive officers, directors and owners of more than 10% of the Common Stock are required by regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

Based solely on the Corporation’s review of the copies of such forms it has received and written representations from certain reporting persons who were not required to file a Form 5 for fiscal 2006, the Corporation believes that all of its executive officers, directors and owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements with respect to transactions during fiscal 2006.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Corporation for fiscal 2007. PricewaterhouseCoopers LLP served as the Corporation’s independent registered public accounting firm for fiscal 2006.

Stockholders are requested to ratify this appointment. Although ratification is not required by the Corporation’s bylaws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of stockholders and will be given an opportunity to make a statement and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CORPORATION FOR FISCAL 2007.

STOCKHOLDER PROPOSAL

(Proposal 3)

The following stockholder proposal was submitted under Rule 14a-8 of the Securities Exchange Act. The approval of the stockholder proposal requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal, provided that a quorum exists. Votes that are withheld and Broker Shares that are not voted on the stockholder proposal will not be included in determining the number of votes cast.

The proposal was submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds, Office of the Comptroller, 1 Centre Street, Room 736, New York, N.Y. 10007-2341, beneficial owner of 88,457 shares.

Resolved: That the shareholders of Chesapeake Corporation (“Company”), request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Proponent’s Supporting Statement: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

Company’s Statement in Opposition to the Stockholder Proposal

As described in the Compensation Discussion and Analysis in this proxy statement, the Corporation’s compensation program is designed to provide performance-based incentive compensation that focuses the Corporation’s management on the annual and long-term performance of the Corporation and to allow the Corporation to attract, develop and retain executives and motivate them to attain the Corporation’s goals. The compensation of the Corporation’s senior executives is determined by Board of Directors’ committees composed entirely of independent directors using various compensation tools, which includes the services of independent compensation consultants.

Incentive compensation for the Corporation’s senior executives is determined based on several considerations, including external competitiveness, internal equity and corporate, business unit and individual performance criteria which, in the committees’ opinion, will focus the senior executives on the long-term growth and financial success of the Corporation and align the interests of senior executives with those of the stockholders. The committees thoroughly review the incentive compensation performance criteria annually to focus on performance, the achievement of which they believe is critical for the upcoming year or, in the case of the long-term incentive plan, the next three years, to increase long-term value for the Corporation’s stockholders. As indicated in the Compensation Discussion and Analysis, the committees regularly utilize performance criteria for annual and long-term incentive compensation for senior executives based on financial or strategic objectives. Such criteria have included achieving targets based on earnings per share, earnings per share growth, cash generation, business expansion, relative total shareholder return compared to a peer group and other performance criteria deemed appropriate by the committees, all of which are directly related to increasing long-term stockholder value.

The stockholder proposal requires that the committees utilize defined financial or stock price performance criteria that can be benchmarked against a disclosed peer group of companies as a threshold criteria to making annual and long-term incentive awards. The proposal would prohibit annual and long-term incentive awards if the Corporation failed to exceed the mean or median performance of its peer companies on the selected financial or stock price performance criteria. The Board of Directors believes that the stockholder proposal would unnecessarily restrict the flexibility of the committees to decide what incentive compensation can be paid to senior executives for achieving the critical performance criteria identified by the committees. As an example, for 2006 the committees determined that substantial progress on the Corporation’s global cost savings program was critical to the long-term success of the Corporation and set performance criteria for both the 2006 annual and 2006-2008 long-term incentive programs based on achieving certain annualized cost savings objectives. The achievement of the cost savings objectives, while clearly being in the best long-term interests of the stockholders, would not necessarily be immediately reflected in the Corporation’s financial or stock price performance since the long-term benefits of many cost savings measures, such as plant closures and workforce reductions, may not be immediately recognized by financial markets. The cost savings criteria for the 2006 annual incentive program identified by the committees were substantially met, resulting in annual incentive awards to senior executives. The compensation plan required by the stockholder proposal, however, would have barred payment of incentive compensation to the senior executives who achieved cost savings in 2006 if the Corporation’s financial and stock price performance did not exceed our peers’ median or mean performance, despite the fact that achievement of the cost savings had been identified by the committees as critical to the long-term success of the Corporation. For additional detail about the Corporation’s executive compensation program, please see the Compensation Discussion and Analysis in this proxy statement.

The Board of Directors believes that it is in the best long-term interest of the stockholders to retain the flexibility to pay senior executives annual and long-term incentives, even in circumstances in which the Corporation’s performance may fall short of the median or mean of our peers performance on selected financial and stock price criteria, in order to enable the Corporation to attract and retain quality senior executives and provide appropriate incentives for senior executives to perform in ways that will increase long-term value for our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 3.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Any proposal submitted by a stockholder for inclusion in the proxy materials for the annual meeting of stockholders in 2008 must be delivered to the Corporation at its principal office in Richmond, Virginia, not later than November 23, 2007.

In addition to any other applicable requirements, for business to be properly brought before the 2008 annual meeting by a stockholder, even if the proposal is not to be included in the Corporation’s proxy statement, the Corporation’s bylaws provide that the stockholder must give notice in writing to the Secretary of the Corporation not later than January 23, 2008. As to each such matter, the notice must contain (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name, record address of and class, series and number of shares beneficially owned by the stockholder proposing such business and (c) any material interest of the stockholder in such business.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Communications to the Board of Directors, or to individual directors, may be sent by U.S. mail, postage prepaid, addressed to the Board of Directors, or an individual director or directors, in care of Corporate Secretary, Chesapeake Corporation, P. O. Box 2350, Richmond, Virginia, 23218, or by e-mail to directorsmail@cskcorp.com. All such communications will be promptly delivered by the Corporate Secretary to the addressee, if addressed to an individual director, or, if addressed to the Board of Directors, to the Chairman of the Board, unless the Chairman of the Board is an employee of the Corporation, in which event the communication will be promptly delivered to the Chairman of the Committee of Independent Directors.

OTHER MATTERS

As of the date of this proxy statement, management knows of no business that will be presented for consideration at the annual meeting of stockholders other than that stated herein. As to other business, if any, and matters incident to the conduct of the meeting that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxies.

Stockholders, whether or not they expect to attend the annual meeting in person, are requested to mark, date and sign the enclosed proxy and return it to the Corporation. Please sign exactly as your name appears on the accompanying proxy. Alternatively, you may choose to vote by telephone. Instructions for this convenient voting method are on the enclosed proxy card. Stockholders may revoke their proxy by delivering a written notice of revocation to the Corporation at its principal office to the attention of J. P. Causey Jr., Secretary, at any time before the proxy is exercised.

J. P. Causey Jr.
Secretary

March 23, 2007

NOTICE

and

PROXY STATEMENT

for the

ANNUAL MEETING

of

STOCKHOLDERS

To Be Held

April 25, 2007

Electronic Voting Instructions

You can vote by telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the telephone must be received by 1:00 a.m., Central Time, on April 25, 2007.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Board of Directors unanimously recommends a vote FOR the following nominees (each for Class III to serve until the 2010 Annual Meeting of Stockholders):

1. Nominees: For Withhold For Withhold For Withhold

01—Jeremy S.G. Fowden 02—Andrew J. Kohut 03—Henri D. Petit

04—Frank S. Royal

B Proposal to Ratify the Independent Registered Public Accounting Firm for Fiscal 2007 — The Board of Directors unanimously recommends a vote FOR Proposal 2.

For Against Abstain

2. Appointment of PricewaterhouseCoopers LLP

C Stockholder Proposal — The Board of Directors unanimously recommends a vote AGAINST Proposal 3.

For Against Abstain In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the 3. Stockholder Proposal meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be D Non-Voting Items voted IN ACCORDANCE WITH the Board of Directors’ recommendations. Change of Address — Please print new address below. Comments — Please print your comments below.

E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Chesapeake Corporation

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders — April 25, 2007

The undersigned hereby appoints Sir David Fell, John W. Rosenblum and Harry H. Warner and each of them as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Corporation held of record by the undersigned on February 23, 2007, at the annual meeting of stockholders to be held at 9:30 a.m. on April 25, 2007, or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Board of Directors unanimously recommends a vote FOR the following nominees (each for Class III to serve until the 2010 Annual Meeting of Stockholders):

1. Nominees: For Withhold For Withhold For Withhold

01—Jeremy S.G. Fowden 02—Andrew J. Kohut 03—Henri D. Petit

04—Frank S. Royal

B Proposal to Ratify the Independent Registered Public Accounting Firm for Fiscal 2007 — The Board of Directors unanimously recommends a vote FOR Proposal 2.

For Against Abstain

2. Appointment of PricewaterhouseCoopers LLP

C Stockholder Proposal — The Board of Directors unanimously recommends a vote AGAINST Proposal 3.

For Against Abstain In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the 3. Stockholder Proposal meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted IN ACCORDANCE WITH the Board of Directors’ recommendations.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Chesapeake Corporation

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders — April 25, 2007

The undersigned hereby appoints Sir David Fell, John W. Rosenblum and Harry H. Warner and each of them as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Corporation held of record by the undersigned on February 23, 2007, at the annual meeting of stockholders to be held at 9:30 a.m. on April 25, 2007, or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

PROXY TABULATOR P.O. BOX 9112 FARMINGDALE, NY 11735

March 23, 2007

Dear Plan Participant:

The instruction card to vote your Chesapeake Corporation common stock held in the Chesapeake Corporation Retirement & 401(k) Savings Plan or the Chesapeake Corporation 401(k) Savings Plan (the “Plans”) is on the lower portion of this page. It is important that you instruct the trustee to vote your shares held in the Plans by completing the instruction card below and returning it to Mercer Trust Company.

As a participant in the Plans, you are entitled to attend the annual meeting of stockholders of Chesapeake Corporation to be held at the SunTrust Bank Piedmont Room, 4th Floor, 919 East Main Street, Richmond, Virginia on Wednesday, April 25, 2007, at 9:30 a.m. If you plan to attend the meeting and have not otherwise requested an admittance card, you may do so by contacting our corporate office in Richmond at (804) 697-1000.

Sincerely,

J. P. Causey Jr.

Secretary

CHESAPEAKE CORPORATION ANNUAL STOCKHOLDERS MEETING

APRIL 25, 2007 - 9:30 A.M. PIEDMONT ROOM, FOURTH FLOOR

SUNTRUST BANK, 919 E. MAIN STREET

RICHMOND, VIRGINIA

Light refreshments will be available before the meeting. Please present this card at the door to gain admittance.

Detach admittance card before mailing proxy.

CHESAPEAKE CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 25, 2007

The undersigned hereby appoints Sir David Fell, John W. Rosenblum and Harry H. Warner and each of them as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Corporation held of record by the undersigned on February 23, 2007, at the annual meeting of stockholders to be held at 9:30 a.m. on April 25, 2007 or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

Date 2007

Signature(s) (if held jointly) (Sign in the Box) Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

129130 ab

Please fold and detach card at perforation before mailing

In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted IN ACCORDANCE WITH the Board of Directors’ recommendations.

Please fill in box(es) as shown using black or blue ink or number 2 pencil. X PLEASE DO NOT USE FINE POINT PENS.

ELECTION OF DIRECTORS

1. The Board of Directors unanimously recommends a vote FOR the following nominees (each for Class III to serve until the 2010 Annual Meeting of Stockholders): (01) Jeremy S. G. Fowden (03) Henri D. Petit (02) Andrew J. Kohut (04) Frank S. Royal

FOR WITHHOLD FOR ALL ALL ALL EXCEPT

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the box “FOR ALL EXCEPT” and write the nominee’s number(s) in the space provided above.)

PROPOSAL TO RATIFY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007

2. The Board of Directors unanimously recommends a vote FOR Proposal 2. (05) Appointment of PricewaterhouseCoopers LLP

STOCKHOLDER PROPOSAL

3. The Board of Directors unanimously recommends a vote AGAINST Proposal 3. (06) Stockholder Proposal

FOR AGAINST ABSTAIN

NON-VOTING ITEMS

4. Change of Address - Please print new address below. Comments - Please print your comments below.

PLEASE SIGN AND DATE ON THE REVERSE SIDE. 129130 ab

J. P. Causey Jr.

Executive Vice President, Secretary & General Counsel

April 11, 2007

A REMINDER

Dear Stockholder:

Proxy material for the annual meeting of stockholders of Chesapeake Corporation was sent to you under date of March 23, 2007.

According to our records, your proxy for this meeting, which will be held on Wednesday, April 25, 2007, has not yet been received. Regardless of the number of shares you may own, it is important that they be represented.

If you have not already returned your proxy card or telephoned your vote, or if you did so more than a week ago, I urge you to promptly sign, date and mail the enclosed duplicate card or telephone the proxy voting number shown on your proxy card to vote your shares.

Sincerely,

J. P. Causey Jr.
Secretary

JPC/ser

Enclosure

P.O. Box 2350, 1021 E. Cary St., Richmond, VA 23218-2350

804/697-1166    Fax 804/697-1192